UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2009
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA	90503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 28, 2009, Motorcar Parts of America, Inc. (the “Company”) entered into a Revolving Credit and Term Loan Agreement (the “Credit Agreement”), with Union Bank, N.A. (“Union Bank”), as Administrative Agent, and Branch Banking & Trust Company (together with Union Bank, the “Lenders”).
     The Credit Agreement permits the Company to borrow up to $45,000,000 (the “Credit Facility”). The Credit Facility is comprised of (i) a revolving facility with a $7,000,000 letter of credit sub-facility and (ii) a term loan. The Company may borrow on a revolving basis up to an amount equal to $35,000,000 minus all outstanding letter of credit obligations minus a borrowing reserve of $7,500,000 (the “Revolver”). The borrowing reserve remains in effect only if the Company is party to a factoring agreement pursuant to which the accounts receivable of the Company owing by its largest account debtor are being factored. The term loan is in the principal amount of $10,000,000 (the “Term Loan”).
     The Term Loan has a maturity date of October 28, 2014. In addition, under the Credit Agreement the Company must make principal payments on the Term Loan in the amount of $500,000 on a quarterly basis beginning on January 4, 2010.
     Subject to certain conditions stated in the Credit Agreement, the Company may borrow, prepay and reborrow amounts under the Revolver at any time until October 28, 2011; provided that the Company may request up to three one-year extensions which in no event shall extend the maturity date of the Revolver beyond the maturity date of the Term Loan.
     The Revolver and the Term Loan bear interest at either Union Bank’s reference rate plus an applicable margin or a LIBOR rate (which in the case of the Term Loan shall not be lower than 3.75%) plus an applicable margin, as selected by the Company in accordance with the Credit Agreement. The reference rate is, as further described in the Credit Agreement, the higher of Union Bank’s announced base rate and the Federal funds rate plus 1/2 percent. The applicable margins are determined quarterly on a prospective basis as set forth below:

Leverage Ratio	Applicable LIBOR Margin	Applicable Reference Rate Margin
Less than 1.5:1.00	275 basis points	150 basis points
Greater than or equal to 1.5:1.00	300 basis points	175 basis points
     The proceeds of the Revolver and the Term Loan may be used for the following purposes: capital expenditures of up to $6,000,000 in the aggregate in any fiscal year; general corporate purposes, including for working capital; and permitted acquisitions, as further described in the Credit Agreement. The use of loan proceeds for permitted acquisitions is subject to limitations set forth in the Credit Agreement, including a limit on the aggregate consideration paid for any single permitted acquisition of $7,500,000 and a limit on the aggregate consideration paid for all permitted acquisitions of $20,000,000. The Company has refinanced all amounts outstanding under its prior credit agreement with Union Bank by borrowing under the Credit Agreement. After giving effect to this refinancing, the Company has utilized approximately $23,372,000 under the Credit Agreement, comprised of approximately $10,600,000 under the Revolver, $10,000,000 under the Term Loan and approximately $2,772,000 as letter of credit obligations, which leaves approximately $21,628,000 available for further borrowings under the Credit Agreement.
     The Company has granted Union Bank, for the benefit of the Lenders and the Bank Product Providers (as defined in the Credit Agreement), a first priority security interest in substantially all of the Company’s assets in order to secure the Company’s obligations under the Credit Agreement.
     The Credit Agreement contains customary representations and warranties, covenants, events of default and indemnification provisions.
     The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by the terms of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.02. Results of Operations and Financial Condition.
     On November 2, 2009, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this section 2.02 shall be deemed furnished to the Securities and Exchange Commission (“the Commission”) but not filed.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided under Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	Revolving Credit and Term Loan Agreement, dated as of October 28, 2009 among Motorcar Parts of America, Inc., Union Bank, N.A., and Branch Banking & Trust Company. The schedules and exhibits have been omitted from this filing, but will be provided supplementally upon request from the Commission.

99.1	Press Release, dated November 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
Date: November 2, 2009	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel

EXHIBIT INDEX

10.1	Revolving Credit and Term Loan Agreement, dated as of October 28, 2009 among Motorcar Parts of America, Inc., Union Bank, N.A., and Branch Banking & Trust Company. The schedules and exhibits have been omitted from this filing, but will be provided supplementally upon request from the Commission.

99.1	Press Release, dated November 2, 2009.